Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144140) of GSI Technology, Inc. of our report dated June 2, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
June 2, 2011